EXHIBIT 99.2

FINAL TRANSCRIPT

Conference Call Transcript

DWRI - Q3 2007 DESIGN WITHIN REACH INC Earnings Conference Call

Event Date/Time: Nov. 08. 2007 / 4:30PM ET

FINAL TRANSCRIPT

Nov. 08. 2007 / 4:30PM ET, DWRI - Q3 2007 DESIGN WITHIN REACH INC Earnings Conference Call

CORPORATE PARTICIPANTS

Christine Lumpkins

Integrated Corporate Relations - SVP

Ray Brunner

Design Within Reach - President, CEO

John Hellmann

Design Within Reach - CFO

CONFERENCE CALL PARTICIPANTS

Connie Wong

Cowen & Co. - Analyst

Ian Corydon

B. Riley & Co. - Analyst

PRESENTATION

Operator

Good day everyone, welcome to the Design Within Reach Third Quarter 2007 Earnings Results Conference Call. Today’s call is being recorded. At this time all participants are in a listen-only mode. Following the presentation, we will conduct a question and answer session. Instructions will be provided at that time for you to queue up for questions.

I would like to remind everyone that this conference is being recorded and would now like to turn the conference over to Christine Lumpkins with Integrated Corporate Relations. Please go ahead.

Christine Lumpkins - Integrated Corporate Relations - SVP

Thank you Steve. Good afternoon ladies and gentlemen and welcome to Design Within Reach’s third quarter 2007 conference call. On the call today is Ray Brunner, President and Chief Executive Officer and John Hellmann, Chief Financial Officer. By now, everyone should have had access to the Third Quarter Earnings Release, which went out earlier today. If you have not received your release, it is available on the Investor Relations portion of Design Within Reach’s website at www.dwr.com.

Before we begin, we would like to remind everyone that the prepared remarks contain forward-looking statements and management may make additional forward-looking statements in response to your questions. These statements do not guarantee future performance and therefore, undue reliance should not be placed on them.

We refer all of you to Design Within Reach’s most recent filings with the Securities and Exchange Commission, including its annual report on form 10-K for the year ended December 30, 2006 and it’s most recent quarterly report on form 10-Q, which was filed this morning, actually this afternoon. For more detailed discussion of the factors that could cause actual results to differ materially from those projected in any forward-looking statements.

This presentation will discuss product margin, which is a non-GAAP financial measure. We believe product margin is an important measure to better understand our operating performance. We have included a table reconciling product margin to GAAP gross margin in our earnings release along with an explanation of why we believe product margin is a useful measure. We have also posted our earnings release, which includes our reconciliation table on our corporate website at www.dwr.com. And with that I would like to turn the call over to Ray Brunner.

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Nov. 08. 2007 / 4:30PM ET, DWRI - Q3 2007 DESIGN WITHIN REACH INC Earnings Conference Call

Ray Brunner - Design Within Reach - President, CEO

Thank you Christine. Good afternoon everyone and thank you for joining us today as we discuss our results for the third quarter, ended September 29, 2007. On today’s call, I’ll provide you a brief overview of the third quarter and our recent initiatives. John Hellmann will provide additional detail on our operating and financial results and future guidance before I make a few concluding remarks and we open the call for your questions.

We are pleased with our performance in the third quarter. This quarter marks our first quarter of profitability in two years. This is a remarkable achievement and really a reflection of our entire team and their commitment to rationalizing and rightsizing our operations and building a foundation for long-term revenue growth and consistent profitability in the future. Our objective since May of 2006 has been to return DWR to profitability and we are beginning to see tangible results from our efforts.

For the quarter, net product revenue increased 13.1% to $45.8 million this year from $40.5 million in 2006. As in previous quarters, sales were driven primarily by our studios. We recorded a 16% increase in studio sales on an approximately 5% increase in studio count. We continue to make progress on improving our shipping rates, but are still several quarters away from achieving break even.

During the third quarter, our shipping margin was negative $97,000 versus a loss of $701,000 in Q3 2006 and a loss of $674,000 in Q4 of this year. Shipping revenue was $3.3 million this quarter compared to $3.5 million in the same quarter last year. These results produce positive income from operations of $500,000 in the third quarter compared to a loss of $2.2 million last year, or a $2.7 million improvement in operating income.

On the bottom line we posted $2.4 million in net income, or $0.17 per diluted share, compared to a net loss of $1.2 million, or $0.09 per diluted share, last year. The difference is due to our sales performance, continually improving operational discipline and the benefits derived from early termination and relocation of a studio lease, resulting in a $2.2 million gain.

In a quarter characterized by challenging industry trends and soft consumer demands, our sales performance is a true indication of the exceptional effort being made within all areas of our business to move DWR forward and a true tribute to all the people working at DWR today to make this happen. I believe that the spirit and dedication of this team is what separates DWR from the industry and I am proud to have the privilege to work with this exceptional group.

With our average transaction approaching $1,500, a return to profitability, a clear definition of our core values, we are now ready to begin testing product categories beyond furniture that reflect our basic principle of good design and a modern aesthetic. Last fall, we did a small test mailer of accessories from our existing product line into the New York, Los Angeles, and San Francisco markets and the result was a three time increase in sales of the featured products.

Based upon a success last year in this category, we’ve launched an expanded offering in accessories in Q4. We believe this effort will assist us in further expanding our core earnings in the future. We’ve identified this assortment as DWR Tools for Living. This category currently features approximately 100 new products, ranging from $20 for a tape dispenser to $1,000 for a limited edition skateboard. They all share smart design, functional, modern aesthetics.

Each product is unique in how it solves a problem or makes something more comfortable or easier to use. These products carry significantly better margins than our base business. We see this as an opportunity to offer our existing customers a solution to their everyday problems, as well as providing an introduction to DWR for new clients. If it works, we will continue to grow the product line and explore other design driven opportunities.

We believe there are many other areas outside of furniture that offer significant opportunities for us in the future. As I have said many times before, our name is Design Within Reach, not Furniture Within Reach. Other existing — exciting initiatives that recently launched for the 2007 Holiday season are the introduction of our gift card program and gift bags.

Last year we did approximately $250,000 in gift card sales with essentially no program in place. This year in response to feedback we’ve developed a more significant program with actual gift cards. We also listened to our customers when they asked for gift-wrapping, and we are now offering a reusable cotton bag as our gift wrapper.

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Nov. 08. 2007 / 4:30PM ET, DWRI - Q3 2007 DESIGN WITHIN REACH INC Earnings Conference Call

We remain cautiously optimistic about our business today. We believe we are on the cusp of turning our business around, but we’re not there yet. 2008 will be a critical year for Design Within Reach as we stabilize our core business and focus on driving margin improvement and maintaining site’s operating expense control to establish a profitable base from which to grow the business in the future.

We continue to improve our web capabilities and plan to migrate to more user-friendly and effective platform with market-live e-commerce in early 2008. We expect to continue to reduce our direct marketing via a traditional book, and to increase our use of the web as a low-cost, effective marketing tool. During the third quarter, we increased our use of email marketing and successfully directed customers to our studios for new products and special events.

We also continuing with expanded sourcing efforts as we look to manufacture products outside of Europe. Today, several of our products previously sourced in Europe are being resourced or manufactured in Asia and North America with no reduction in quality. We anticipate considerable cost benefits from changes to our sourcing but don’t expect to see the benefits in our results until the end of 2008. In short, 2008 is our year to ensure that our expenses are well controlled and our marketing well designed before are ready to increase our top-line in 2009 and beyond. With that, I’ll turn the call over to John to provide the financial details for the quarter.

John Hellmann - Design Within Reach - CFO

Thanks Ray. Thank you all for joining us today for our third quarter 2007 Conference Call. As Ray mentioned, we are pleased with our third quarter 2007 results, which reflect our first profitable quarter after eight consecutive quarters of losses. I would like to thank our finance and accounting team for their continued hard work and dedication to the turnaround of Design Within Reach.

Net sales for the third quarter of 2007 increased 11.6% to $49 million from $43.9 million in a corresponding period last year. This increase is primarily due to double-digit growth in our studio sales partially offset by a decline in our direct sales. Product revenue for the third quarter of 2007 increased 13.1% to $45.8 million from $40.5 million in the third quarter of 2006. This increase was partially attributable to approximately $800,000 in incremental sales generated by the opening of three studios between July 2006 and September 2007.

Shipping revenue for the quarter declined 5.7% to $3.3 million from $3.5 million in the corresponding period last year. The decrease is primarily due to lower shipping and handling fees as we implemented a more competitive rate structure in 2007. While improving our shipping margin remains a key ongoing focus for us, we do not expect to reach break-even until 2008.

For the nine months ended September 29, 2007, net sales increased 11% to $141 million — $141.9 million from $127.9 million in the prior year. For the third quarter of 2007, our income before income tax benefit increased to $2.3 million compared to a loss before income tax benefit of $2.1 million in the same period last year.

Net income for the third quarter of 2007 was $2.4 million, or $0.17 per diluted share, after an income tax benefit resulting from a discreet item of $104,000, compared to a net loss of $1.2 million, or $0.09 per diluted share, after a tax benefit of $900,000 in the third quarter of 2006. Net income for the third quarter of 2007 includes a $2.2 million one-time gain related to the early termination of a studio lease.

With the nine months ended September 29, 2007, our loss before income tax benefit decreased to $2.1 million, representing an improvement of over 79% from a loss before income tax benefit of $10.1 million in the same period last year. The net loss for the nine months ended September 29, 2007 was $1.9 million, or $0.13 per diluted share, after an income tax benefit resulting from a discreet item of $104,000 compared to a net loss of $6.3 million, or $0.44 per share, after a tax benefit of $3.8 million in the nine months ended September 30, 2006.

Studio sales for the third quarter were $31.9 million, an increase of approximately 16% from the same period last year. This was partially due to an incremental $800,000 in sales from three new studios opened from July 2006 through September 2007. We ended the quarter with 65 studios and the DWR annex and the outlet for returned and discontinued merchandise in Secaucus, New Jersey versus 62 studios and the annex opened at the end of the third quarter 2006. We opened no new studios during the third quarter. Since the end of 2006, we have opened two new studios and relocated one.

Direct sales, which include web and phone sales for the quarter were $11.8 million, a decrease of only 3% from $12.2 million in the third quarter of 2006 in spite of our decision to reduce mailings of our catalog by 50% this year versus last year. We will continue to reduce mailings in 2008 as increases in postage rates, printing cost and list acquisition combine to make the traditional catalog channel less viable in our opinion.

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Nov. 08. 2007 / 4:30PM ET, DWRI - Q3 2007 DESIGN WITHIN REACH INC Earnings Conference Call

Other sales were $2 million, an increase of $1.2 million from $800,000 in the third quarter of 2006. Product margin for the quarter was flat at approximately 48% compared to the third quarter of 2006. However, we expect product gross margin to improve during the fourth quarter 2007 compared to the same period last year. Gross profit margin, which includes product and freight margin for the third quarter of 2007 improved to 44.5% compared to 42.6% in the same period last year, primarily due to reduced negative shipping margins year-over-year.

Selling, general, and administrative expenses decreased to approximately 43.5% of sales in the third quarter of 2007 compared to 47.6% in this corresponding period last year. In dollars, SG&A expenses increased $400,000 to $21.3 million versus $20.9 million for the same period in 2006. Depreciation and amortization for the third quarter of 2007 decreased to $1.9 million from $2.2 million last year, primarily due to the accelerated depreciation of our IMARK IT system in 2006.

Turning to the balance sheet. As of September 29, 2007 we had approximately $5.6 million in cash and cash equivalents and $7.5 million available under our revolving credit facility. Inventory at the end of the third quarter was $44.2 million compared to $36.5 million in the third quarter of last year. This increase is due in part to excess merchandise purchases in the prior quarters. Inventory reduction continues to be a key strategic initiative for us. And we are keenly focused on entering 2008 with a lean inventory position.

We’ve reduced our inventory by nearly $2 million in the third quarter, despite expanding our gift assortment and we expect to reduce inventory by an additional $4 million to $6 million by the 2000 year-end as we continue to reduce our orders for merchandise and opt for drop-ship from the manufacturer when possible.

We believe that our availability under our existing credit facility combined with our cash position and planned inventory reduction by year-end will provide sufficient liquidity to fund our operations in anticipated capital expenditures for at least the next twelve months.

Now I’d like to move on to guidance for fiscal 2007 and 2008. For 2007, we are maintaining our previously issued guidance of approximately $190 million of net sales and breakeven earnings. Our guidance now assumes approximately $6 million to $7 million in capital expenditures. This reflects our decision to delay approximately $1 million to $2 million in CapEx related to the new ERP system and the new web platform to the first half of 2008.

Additionally, we are initiating 2008 guidance. As Ray mentioned earlier, 2008 will be a critical year for Design Within Reach to stabilize our core business and focus on margin improvement and expense control. As such, we currently anticipate net sales of approximately $200 million, representing a growth rate of 5% from 2007 and earnings per share of $0.03 to $0.05. With that, I’ll turn the call back over to Ray.

Ray Brunner - Design Within Reach - President, CEO

Thanks John. In conclusion, we’re very encouraged by our third quarter performance, which demonstrated the continued demand for our products and our ability to drive top-line sales while managing our gross margin and maintaining tight control over our operating expenses.

In such a challenging economic climate, we prove to our customers, our shareholders and our employees that Design Within Reach is a company with the focus and the discipline to deliver results. As we look to the future, we see a tremendous opportunity to build upon our brand strengths by offering our clients a unique assortment of high-end, well-designed products. But there is still a great deal of work to be done to ensure that all of our expenses are well controlled.

We firmly believe that we must solidify the turnaround of Design Within Reach. 2008 is our year to fortify our foundation, getting our margins right and buttoning down our expenses for consistent quarterly profitability and long-term revenue growth in 2009 and beyond. With that I would like to open the call to your questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). And we’ll go to Connie Wong with Cowen.

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Nov. 08. 2007 / 4:30PM ET, DWRI - Q3 2007 DESIGN WITHIN REACH INC Earnings Conference Call

Connie Wong - Cowen & Co. - Analyst

Hi, thank you. First question is, given the good momentum that you guys have seen on the top-line, I’m wondering why, you know based on the guidance that you guys gave today for fiscal ‘07 of $190 million backing into that, I think we’re getting Q4 revenue estimate of $48 million, which is down versus last year. I’m kind of wondering, are you seeing anything in the business trends or are you guys just trying to be a little more conservative?

Ray Brunner - Design Within Reach - President, CEO

We read the newspaper everyday.

Connie Wong - Cowen & Co. - Analyst

So it’s more kind of macro-environment.

Ray Brunner - Design Within Reach - President, CEO

Yes, I mean we are coming into an election year, we’re reading the newspaper. The Times this week said that the Wall Street hedge fund babies are all going to have to learn how to live on $15 million next year instead of $30 million or something. We don’t know what that means and we’re being conservative.

Connie Wong - Cowen & Co. - Analyst

Okay, and then in respect to the breakeven guidance that you guys gave. Does that include or exclude the $0.15 benefits in Q3?

Ray Brunner - Design Within Reach - President, CEO

Actually, we hope we’re being conservative. I’m sorry, what was your question.

Connie Wong - Cowen & Co. - Analyst

It’s the $0.15 benefit in Q3, the F ‘07 guidance of break-even, does that include or exclude that benefit?

John Hellmann - Design Within Reach - CFO

It includes it.

Connie Wong - Cowen & Co. - Analyst

It includes the benefit, okay. And then, this is more I guess of an accounting question. Can you guys explain how a lease termination —

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Nov. 08. 2007 / 4:30PM ET, DWRI - Q3 2007 DESIGN WITHIN REACH INC Earnings Conference Call

John Hellmann - Design Within Reach - CFO

I’m sorry, say it again.

Connie Wong - Cowen & Co. - Analyst

Can you explain how a lease termination resulted a gain? We were thinking that it would be more of a loss.

John Hellmann - Design Within Reach - CFO

Well actually, we entered into an agreement with the landlord. And he actually bought out the lease. Turned out to be a gain, we actually got cash for it.

Ray Brunner - Design Within Reach - President, CEO

As we indicated on other calls, many of our leases are assets. This particular space, the landlord wanted to put up, wanted to do something else with the property. We were doing very well and would have been happy to stay there throughout our lease term.

Connie Wong - Cowen & Co. - Analyst

Okay.

Ray Brunner - Design Within Reach - President, CEO

It was worth two. — it was worth a couple million bucks to him to have us move. We found another location nearby to move into. And I’m happy to report that the store we moved into is having increases.

Connie Wong - Cowen & Co. - Analyst

Okay. Great. And I believe that is all the questions that I have. Thank you.

Ray Brunner - Design Within Reach - President, CEO

You’re welcome.

Operator

We’ll go next to Ian Corydon with B. Riley and Company.

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Nov. 08. 2007 / 4:30PM ET, DWRI - Q3 2007 DESIGN WITHIN REACH INC Earnings Conference Call

Ian Corydon - B. Riley & Co. - Analyst

Hey. On the 2007 guidance, I mean is it safe to assume that when you originally gave that guidance you didn’t expect to have a $2.2 million gain?

Ray Brunner - Design Within Reach - President, CEO

We don’t give individual quarterly guidance, so I don’t know that that’s a yes or no question. We did not conclude that transaction over a weekend, I can tell you that. It’s been a long ongoing conversation.

Ian Corydon - B. Riley & Co. - Analyst

Okay. Looking at 2008, I understand the revenue guidance being conservative given the environment, I would have thought — I mean it looks like your expense levels in the third quarter have declined from where you were in the first half of the year. It seems like —

Ray Brunner - Design Within Reach - President, CEO

$400, $400,000 in incremental expenses on how many million in incremental sales? Our incremental expenses were about 1% I think. Or was it 10%, what was our incremental sales? Yes, our incremental expenses are very low.

Ian Corydon - B. Riley & Co. - Analyst

Okay, I mean I would have just thought there would be some natural expenses that would come out of the, at least for next year the first half versus the first half of this year, where we had some elevated accounting expenses. And then I also would have thought — I guess there’s upside to gross margin looking at the historical numbers but it sounds like maybe you just don’t expect much upside in 2008?

Ray Brunner - Design Within Reach - President, CEO

We think 2008 is a very unpredictable year. I think the economy, you know anybody that wants to predict the economy, be my guest. You guys have the unfortunate position of having to do that for people. We have a presidential election year in which nobody knows who’s going to get in the White House, and as you know the economy hates uncertainty. We have a euro running out of control and we have all the issues with the mortgage and housing industry. While we are expanding our mix beyond just furniture, we’re certainly in the furniture business.

If you look at the furniture industry as a whole, they are not, our brethren are not enjoying the same level of performance that we seem to be having. And to sort of just go along merrily and not budget based on what we see, I think budgeting 5% increase in 2008 in my opinion would be similar to budgeting a 15% increase in a normal economy, frankly.

So, we’re not — we want to expense to a reasonable sales budget and all things happen and business continues on its current trend, that’s good news, but I prefer to leave the upside, not the downside available. I don’t know if that answers your question.

Ian Corydon - B. Riley & Co. - Analyst

I’m not sure either, but that’s all I had. Thanks.

Ray Brunner - Design Within Reach - President, CEO

Okay.

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Nov. 08. 2007 / 4:30PM ET, DWRI - Q3 2007 DESIGN WITHIN REACH INC Earnings Conference Call

Operator

(OPERATOR INSTRUCTIONS). And this will conclude our question and answer session. I’d like to turn the conference over to Ray Brunner, for any additional or closing comments.

Ray Brunner - Design Within Reach - President, CEO

No, that’s it, thank you for your time and we look forward to giving you our year-end results on the next call, and moving on to 2008. Thank you.

Operator

This does conclude today’s conference. Thank you for your participation, you may now disconnect.

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